As filed with the Securities and Exchange Commission on September 30, 2025

Registration No. 333-290595

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WF International Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	1711	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 1110, 11th Floor, Unit 1, Building 7

No. 477, Wanxing Road

Chengdu, Sichuan, China, 610041

+86 (28) 86210882

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel: +1 302 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 857-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

 Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-290595) is being filed solely to file certain exhibits thereto.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that, to the extent permitted by law, we shall indemnify each secretary, assistant secretary, director (including alternate director), and any of our other officers for the time being and from time to time of the Company (but not including our auditors) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, wilful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of the duties, powers, authorities or discretions of such indemnified person; and

(b)    without prejudice to the generality of paragraph (a) above, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

We shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the indemnified person shall execute an undertaking to repay the advanced amount to us if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to our amended and restated memorandum and articles of association. If it shall be determined by a final judgment or other final adjudication that such indemnified person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to us (without interest) by the indemnified person.

Pursuant to our offer letters to directors and employment agreements with executive officers, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of Placement Agency Agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

On March 2, 2023, we issued:

(i)	one ordinary share to Ogier Global Subscriber (Cayman) Limited as subscriber share; and

(ii)	9,999 ordinary shares to Emerald Investments International, LLC (as detailed below).

On May 22, 2023, we entered into a share subscription agreement with our shareholders with key terms of the agreement as follows:

(i)	We issued an aggregate of 30,000 ordinary shares to Emerald Investments International, LLC, among which 9,999 ordinary shares has been issued on March 2, 2023, one ordinary share had been transferred from Ogier Global Subscriber (Cayman) Limited, and the other 20,000 ordinary shares were issued to Emerald Investments International, LLC on May 22, 2023. The consideration for the 30,000 ordinary shares was $816,000, as agreed between the parties on an arm’s length basis and determined with reference to the net asset value of the Company as of September 30, 2022. The payment of consideration will be settled by waiver of shareholder loans provided by Emerald Investments International, LLC to the Company for its IPO cost.

(ii)	We issued an aggregate of 51,000 ordinary shares to KeC Holdings Limited in a consideration of approximately $1.2 million. The consideration was determined with reference to the net asset value of Shanyou HVAC as of May 22, 2023.

(iii)	we issued an aggregate of 19,000 ordinary shares to JingshanY Holdings Limited in a consideration of approximately $466,000. The consideration was determined with reference to the net asset value of Shanyou HVAC as of May 22, 2023.

In November, 2023, the shareholders of the Company and the Board of Directors of the Company approved a subdivision of each of the issued and unissued shares with a par value of US$0.0001 each into 100 shares with a par value of US$0.000001 each, such that immediately following the Share Subdivision, the authorized share capital of the Company became US$50,000 divided into 50,000,000,000 ordinary shares of par value US$0.000001 each, and the issued and outstanding number of ordinary shares became 10,000,000. Upon completion of the Share Subdivision, 1,000,000,000 authorized but unissued ordinary shares with a par value of US$0.000001 each were re-designated and re-classified as 1,000,000,000 preference shares with a par value of US$0.000001 each, such that immediately following the Re-designation, the authorized share capital of the Company became US$50,000 divided into (i) 49,000,000,000 ordinary shares of a par value of US$0.000001 each and (ii) 1,000,000,000 preference shares of a par value of US$0.000001 each.

Following the Share Subdivision and Re-designation and on the same day, the shareholders of the Company surrendered an aggregate of 4,500,000 ordinary shares with a par value of US$0.000001 to the Company for no consideration. Following the share surrender, the issued and outstanding number of ordinary shares became 5,500,000.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as part of this registration statement:

Exhibit Number	Description of Document
1.1**	Form of Placement Agency Agreement
3.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.1 of the Form 6-K filed by the Company with the SEC on April 4, 2025)
4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
4.2	Form of Representative’s Warrant in connection with the Company’s initial public offering (incorporated by reference to Exhibit 4.1 of the Form 6-K filed by the Company with the SEC on April 4, 2025)
4.3**	Form of Warrant
5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
5.2*	Opinion of Ellenoff Grossman & Schole LLP regarding the securities being registered
8.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1^+	English translation of a construction contract dated April 6, 2022, by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and a real estate development company. (incorporated by reference to Exhibit 10.1 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.2	English translation of Form of Procurement Contract (incorporated by reference to Exhibit 10.2 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.3^+	English translation of a procurement contract dated on October 18, 2023 by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and an energy company (incorporated by reference to Exhibit 10.5 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.4	Indemnification Escrow Agreement, dated April 2, 2025, by and among the Company, Continental Stock Transfer & Trust Company, as Escrow Agent, and The Benchmark Company, LLC and Axiom Capital Management, Inc. (incorporated by reference to Exhibit 10.1 of the Form 6-K filed by the Company with the SEC on April 4, 2025)
10.5#	Employment Agreement, dated June 18, 2023, by and between the Company and Ke Chen (incorporated by reference to Exhibit 10.5 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.6#	Employment Agreement, dated June 18, 2023, by and between the Company and Jing Zheng (incorporated by reference to Exhibit 10.6 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.7#	Employment Agreement, dated October 9, 2023, by and between the Company and Ziyi Liu (incorporated by reference to Exhibit 10.7 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.8#	Form of Director Offer Letter (incorporated by reference to Exhibit 10.8 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.9^	English translation of Labor Contract, dated June 1, 2019, by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and Ke Chen (incorporated by reference to Exhibit 10.9 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.10	English translation of Lease Agreement, dated August 1, 2021, by and between Chengdu Shanyou HVAC Engineering Co., Ltd. and Ke Chen (incorporated by reference to Exhibit 10.10 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.11	English translation of Lease Agreement, dated April 20, 2023, by and between Sichuan Shanyou Zhiyuan Business Information Consulting Co., Ltd. and Ke Chen (incorporated by reference to Exhibit 10.11 of the Form F-1 (File No. 333-275382) filed by the Company with the SEC on March 11, 2025)
10.12**	Form of Lockup Agreement in connection with the offering
21.1**	List of Subsidiaries
23.1**	Consent of ZH CPA, LLC
23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3**	Consent of Yuan Tai Law Offices (included in Exhibit 99.1)
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibits 5.2 and 8.2)
24.1**	Powers of Attorney (included on signature page to the Registration Statement on Form F-1)
99.1**	Opinion of Yuan Tai Law Offices regarding certain PRC law matters
107**	Filing Fee Table

*       Filed herewith.

**    Previously filed.

#      Indicates a management contract or any compensatory plan, contract or arrangement.

^       Portions of the exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

+       Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B):

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) [§230.424(b)(3)] shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7)) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) [§230.415(a)(1)(i), (vii), or (x)] for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C (§230.430C), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on September 30, 2025.

WF International Limited

By:	/s/ Ke Chen
	Name:	Ke Chen
	Title:	Chief Executive Officer

Signature	Title	Date

*	Chairwoman of the Board of Directors	September 30, 2025
Ni Jiang

/s/ Ke Chen	Chief Executive Officer and Director	September 30, 2025
Ke Chen	(Principal executive officer)

*	Chief Financial Officer	September 30, 2025
Jing Zheng	(Principal financial and accounting officer)

*	Director	September 30, 2025
Siqi Chen

*	Director	September 30, 2025
Xiaoyuan Zhang

*	Director	September 30, 2025
Trent D. Davis

*	Pursuant to Power of Attorney

By:	/s/ Ke Chen
Ke Chen
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of WF International Limited, has signed this registration statement or amendment thereto in Newark, Delaware on September 30, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director